Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter 2021 Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income of $16.7 million for first quarter 2021.

For the quarter ending March 31, 2021, Farmers & Merchants Bancorp reported net income of $16.7 million, an increase of 18.4% from net income of $14.1 million in the first quarter of 2020.  Earnings per share of common stock were $21.17, up 18.9% from $17.80 per share in the first quarter of 2020.  Additionally, the Company’s net income over the trailing twelve months was $61.3 million ($77.40 per share as reported), as compared to $56.6 million for the same period in the prior year.  Return on average assets for the first quarter of 2021 was 1.45%, and return on average equity was 15.56%.

Net interest income for the quarter ended March 31, 2021 was $40.1 million, up 13.2% from $35.4 million in the same quarter in 2020. The Company’s net interest margin on a tax equivalent basis was 3.74% in the first quarter of 2021, compared to 4.19% in the first quarter of 2020. The net interest margin in the first quarter of 2021 was impacted by the overall decline in market interest rates, as well as the inclusion of over $220 million in Small Business Administration Paycheck Protection Program loans originated since the second quarter of 2020 which are accruing interest income at only 1% per annum (plus accreted loan fees). For the first quarter of 2021 the Company’s efficiency ratio was 52.91%.

Total assets at quarter-end were $4.7 billion, up 27.3% from the first quarter of 2020. Total loans and leases outstanding reached $3.1 billion, an increase of 16.5% from March 31, 2020.  Excluding SBA PPP loans, total loans grew $14 million during first quarter 2021 and $219 million since the end of first quarter 2020.  Importantly, the Company has been successful in fully replacing forgiven SBA PPP loans with new, higher yielding loans.  Total deposits of $4.2 billion increased 30.3% from March 31, 2020.  At quarter-end, total checking deposits represented 59.2% of total deposits compared to 52.4% at March 31, 2020.

At March 31, 2021, the Company’s total capital ratio was 12.89%, and the tier 1 leverage capital ratio was 9.19%, resulting in the highest possible regulatory classification of “well capitalized.”  Had the Company not participated in the PPP program, the net result would have been a 46 basis point improvement to the March 31, 2021 tier 1 leverage capital ratio, increasing the ratio to 9.65%. The Company’s credit quality remained strong with only $493,000 of non-performing loans and leases as of March 31, 2021 and a negligible delinquency ratio of only 0.026% of total loans.   Of the $278.1 million of loans we restructured under the CARES Act guidelines, only $1.2 million have not yet returned to payment status, whether interest-only or full principal and interest.  The provision for credit losses was $1.25 million for the first quarter of 2021, and at quarter-end, the Company’s allowance for credit losses was $60.2 million, or 1.93% of total loans and leases (2.08% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program).

Our credit exposure to the “Hospitality” (primarily hotels) and “Entertainment” (primarily restaurants, health clubs and movie theaters) industries totals $146.7 million in loans and leases outstanding at March 31, 2021.  Most of these loans: (i) were underwritten with an original LTV of 50-70% on the underlying real estate, providing us with what should be adequate collateral coverage; and (ii) have financially strong guarantors with liquidity that provides additional protection.  We continue to monitor the impact of the current health and economic conditions on our borrowers, and are working closely with them using all of the tools at our disposal to help them successfully move through this period of reduced business activity.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record net income of $16.7 million for 1st quarter 2021.  We remain focused on generating high quality loan growth despite significant headwinds from the COVID-19 pandemic.  These efforts have paid-off handsomely, as our core loan portfolio (exclusive of SBA Paycheck Protection Program loans) grew 8.2% year-over-year, something that very few banks can report.  Additionally, our efforts to protect our net interest margin in what is a very difficult interest rate and competitive environment, when combined with continued strong credit quality and careful expense control, allowed us to report stronger financial results in the quarter then many banks.

During this difficult time, we have kept all of our branches open and maintained regular business hours.  Our staffing levels have remained stable during the COVID-19 crisis, due to our rigorous adherence to the California public health guidelines.

We continue to participate in the federal government’s Small Business Administration’s Paycheck Protection Program (“PPP”), having originated $470.4 million of loans for 2,373 small business customers since the program’s inception (as of March 31, 2021, $221.9 million of these loans remain outstanding).  We have generated $16.4 million of fees for originating these loans, and as of March 31, 2021 $6.2 million of these fees remain to be accreted to income in 2021.

From a financial perspective, as reflected by the following March 31, 2021 measures, we remain in a strong financial position as we continue to face this period of economic uncertainty:

•	ROAA of 1.45% and ROAE of 15.56% in the first quarter 2021;
•	Liquidity of $1.4 billion consisting of Fed Funds Sold and high quality Investment Securities;
•	Strong Asset Quality as reflected by only $493,000 of non-performing loans, and a negligible delinquency ratio of 0.026% of total loans;
•	Allowance for Credit Losses of $60.2 million or 1.93% of total loans and leases (2.08% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program); and
•	Risk Based Capital Ratio of 12.89%.

The Central Valley of California may be in a better position than other areas to weather the impact of COVID-19 because agricultural activity has remained strong. Although our 2021 financial performance may be negatively impacted by sustained low interest rates and the potential for increased borrower stress, we believe that we are well positioned to continue moving through this difficult period with sustained profitability.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 56 consecutive years. As a result, we are a member of a select group of only 31 publicly traded companies referred to as “Dividend Kings.” Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the state of California. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.